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                                                                    Exhibit (j)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees
Monarch Funds:

We consent to the use of our report dated October 25, 2007, incorporated in this Registration Statement by reference, to the Daily Assets Treasury Fund, Daily Assets Government Obligations Fund, Daily Assets Government Fund and the Daily Assets Cash Fund, and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                        /s/ KPMG LLP

Boston, Massachusetts
February 8, 2008